CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 24, 2003, accompanying the consolidated financial statements of Magic Software Japan K.K. for the year ended December 31, 2002. We herby consent to the incorporation by reference of said report in the Registration Statements of Magic Software Enterprises Ltd. on Forms S-8 (File Nos. 333-13270, 333-11220, 333-1946 and 333-10794).

ASG Audit Corporation

Tokyo, Japan
June 24, 2003

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